EXHIBIT 99.1

McGrath RentCorp Announces Results for First Quarter 2014

Rental Revenues Increase 3%
EPS Decreases 17% to $0.30 for the Quarter

LIVERMORE, Calif., April 30, 2014 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business-to-business rental company, today announced revenues for the quarter ended March 31, 2014, of $87.5 million, a decrease of 1%, compared to $88.7 million in the first quarter of 2013. The Company reported net income of $7.9 million, or $0.30 per diluted share for the first quarter of 2014, compared to net income of $9.2 million, or $0.36 per diluted share, in the first quarter of 2013.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Although our first quarter 2014 EPS results are $0.06 per share below the first quarter of 2013, they are in line with our internal forecasting. Due to seasonality, outbound and inbound equipment shipment timing, and other factors, our quarterly results can vary significantly within a given plan year. We are reconfirming our 2014 full year guidance range of between $1.70 and $1.85 per share.

Modular division-wide rental revenues for the quarter increased $2.2 million, or 11%, to $21.5 million from a year ago. This is our fourth consecutive year over year quarterly rental revenue increase. During the first quarter, we experienced a 37% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 44% in California and 34% outside of the state. Our favorable modular building rental booking trends have continued in the second quarter of 2014. Modular division average utilization for the first quarter rose to 69.9% compared to 66.4% a year ago. This is the highest modular division first quarter average utilization level since 2009.

Modular division income from operations for the quarter increased by $0.1 million, or 4%, to $3.0 million, from a year ago. The lower percentage increase in income from operations compared to rental revenues is primarily due to the increase in divisional booking levels and the significant increase in related inventory center costs for labor and materials to prepare equipment for rental. This is compounded by needing to redeploy various rental assets that have been sitting idle for extended time frames, which tend to have higher processing costs than inventory that turns more frequently. In fact, inventory center costs primarily for the preparation of booked orders and anticipated near-term orders were approximately $2.1 million, or 33% higher than during the first quarter a year ago. These expenditures reinforce our belief that our modular building rental business is experiencing a strong turnaround. We expense the great majority of these costs in the quarter in which they are incurred; however, we expect to benefit from the associated rental revenue stream in the quarters ahead. The increase in inventory center related expenses for the quarter was partially offset by higher gross profit on equipment sales.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, increased by $0.7 million, or 4%, to $17.1 million from a year ago. The year over year increase in rental revenues was achieved despite harsh cold weather conditions in the Midwest and East, and drought conditions in the West, and driven primarily from growth in branch locations open less than one year. Average utilization was 61.0% for the quarter compared to 64.7% a year ago, and 60.8% sequentially from the fourth quarter of 2013. However, reflective of the stronger business activity levels later in the first quarter of 2014, period end utilization rose to 64.5% compared to 63.5% a year ago, and 57.7% sequentially from the fourth quarter of 2013. At the end of the first quarter of 2014, Adler Tank Rentals had $182.2 million of assets at original cost on rent, its highest level ever. Overall fleet average monthly rental rates for the quarter remained relatively flat at 3.34%. We have been able to offset some of the downward pressure on rental rates for 21K tank assets by renting larger amounts of box and specialty tank products that have higher average monthly rental rates and yields. Adler Tank Rentals income from operations for the quarter increased by $0.4 million, or 8%, to $5.5 million. For the quarter, the higher percentage increase in income from operations compared to rental revenues is primarily related to lower inventory center costs and higher gross profit on rental related services, partly offset by higher SG&A expenses.

Adler Tank Rentals has added fifteen new branches since 2009, with nine of those locations having been added since 2012. We have elected not to pursue any further geographic expansion during calendar year 2014. Instead, management is giving their undivided attention towards making all of these new market investments successful. In 2014, our objective is to refine our operational and administrative structures and processes in order to expand margins and enhance the customer experience.

Rental revenues for TRS-RenTelco, our electronics division, declined for the quarter by $1.1 million, or 4%, to $23.8 million from a year ago. The decline in rental revenues is primarily related to a lower billing run rate entering 2014, and higher equipment return levels from the same period a year ago. In fact, first month's rental billing shipments increased by 4% for the quarter from the same period a year ago; however, first month's rental billing returns increased by 13% for this same time frame. The overall lower business activity levels were driven by softness in our general purpose test equipment end markets, as well as a colder and longer winter in various markets than a year ago. This is further reflected in quarter end utilization of 56.4% compared to 63.3% a year ago, and 58.2% sequentially from the fourth quarter of 2013. Average monthly rental rates for the quarter actually increased to 5.22% from a year ago. However, this increase is primarily due to an increased mix of communications test equipment which has shorter depreciable lives but higher rental rates than general purpose test equipment. Divisional income from operations decreased by $2.6 million, or 27%, to $7.0 million from a year ago. The higher percentage decrease in income from operations compared to rental revenues for the quarter is primarily related to lower gross profit from rental equipment sales, and secondarily, to higher depreciation expense as a percentage of rental revenues.

Mobile Modular Portable Storage continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues, from a year ago. Rental revenues for the first quarter of 2014 grew by 35% from a year ago. During 2014, we will be expanding into two new geographies; however, our primary focus will be on building greater critical mass and profitability in the markets in which we are already established. We believe that our portable storage business can become a meaningful contributor to McGrath RentCorp's overall earnings in the future.

Our full year EPS guidance range of $1.70 to $1.85 is wider than we typically provide. However, there are many moving parts to our portfolio of rental businesses currently that make it challenging to narrow guidance further at this time. The most material variables include: 1) the strength of the recovery underway in our modular building division, 2) increasing utilization levels of our ATR liquid and solid containment tank and box rental assets, and 3) the potential for continuing softness in general-purpose test equipment rental demand in our electronics division.

We have made a significant amount of investment in our tank and box, modular and portable storage businesses over the past few years that have created near-term EPS headwinds. These investments were made with significant forethought towards creating materially higher earnings levels in our future than if we had not made them. We are working hard to realize this goal."

All comparisons presented below are for the quarter ended March 31, 2014 to the quarter ended March 31, 2013 unless otherwise indicated.

Mobile Modular

For the first quarter of 2014, the Company's Mobile Modular division reported a 4% increase in income from operations to $3.0 million.  Rental revenues increased 11% to $21.5 million and other direct costs increased 33% to $8.5 million, which resulted in a decrease in gross profit on rental revenues of 2% to $9.2 million. Sales revenues increased 28% to $4.7 million with gross profit on sales revenues increasing 46% to $1.4 million, primarily due to higher used equipment sales revenues and higher gross margins in the first quarter of 2014. Selling and administrative expenses increased 11% to $9.7 million primarily due to increased employee headcount, salaries and benefit costs.

TRS-RenTelco

For the first quarter of 2014, the Company's TRS-RenTelco division reported a 27% decrease in income from operations to $7.0 million. Rental revenues decreased 4% to $23.8 million. The decrease in rental revenues and a 6% increase in depreciation to $10.4 million, partly offset by a 13% decrease in other direct costs to $2.8 million, resulted in a decrease in gross profit on rental revenues of 11% to $10.6 million. Sales revenues decreased 31% to $4.7 million with gross profit on sales revenues decreasing 41% to $2.0 million, primarily due to lower gross margins on used equipment sales revenues in the first quarter of 2014. Selling and administrative expenses decreased 1% to $6.0 million.

Adler Tanks

For the first quarter of 2014, the Company's Adler Tanks division reported an 8% increase in income from operations to $5.5 million. Rental revenues increased 4% to $17.1 million. Other direct costs decreased 18% to $2.3 million and depreciation expense increased 12% to $3.7 million, which resulted in an increase in gross profit on rental revenues of 8% to $11.2 million. Rental related services revenues increased 28% to $5.5 million, with gross profit on rental related services increasing 59% to $1.1 million. Selling and administrative expenses increased 15% to $6.9 million, primarily due to increased employee headcount, salaries and benefit costs.

OTHER HIGHLIGHTS

  Debt decreased $1.9 million during the quarter to $288.1 million, with the Company's funded debt (notes payable) to equity ratio flat at 0.72 to 1 at December 31, 2013 and March 31, 2014. On March 17, 2014, the Company amended the Note Purchase and Private Shelf Agreement with Prudential Investment Management to extend the shelf agreement three years to March 17, 2017. In addition, the Company issued $40 million of "Series B" senior notes at an interest rate of 3.68%. The notes mature in seven years with interest payable semi-annually. As of March 31, 2014, the Company had capacity to borrow an additional $281.9 million under its lines of credit.
  Dividend rate increased 2% to $0.245 per share for the first quarter 2014 compared to the first quarter 2013.  On an annualized basis, this dividend represents a 3.2% yield on the April 29, 2014 close price of $31.03.
  Adjusted EBITDA decreased 3% to $36.0 million for the first quarter of 2014 compared to the first quarter of 2013. At March 31, 2014, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.81 to 1, unchanged from December 31, 2013. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this press release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2014 full-year earnings per share will be in a range of $1.70 to $1.85 per diluted share.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, and recently entered the multi-state Mid-Atlantic region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 9, 2014, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on April 30, 2014 to discuss the first quarter 2014 results. To participate in the teleconference, dial 1-877-941-4774 (in the U.S.), or 1-480-629-9760 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4678086. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: inventory center costs reinforcing the Company's belief that its modular building rental business is experiencing a strong turnaround and that it will benefit from the associated rental revenue stream in the quarters ahead, belief that the Company's portable storage business can become a meaningful contributor to its overall future earnings, full year EPS guidance range and belief that investments in the Company's various business segments are anticipated to create materially higher earnings levels in the future.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the extent of and timetable for the recovery underway in our modular building division; the utilization levels of our ATR liquid and sold containment tank and box rental assets; the potential for continuing softness in general-purpose test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

McGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2014	2013
REVENUES
Rental	$ 62,430	$ 60,601
Rental Related Services	13,512	10,845
Rental Operations	75,942	71,446
Sales	11,038	16,765
Other	492	502
Total Revenues	87,472	88,713

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	17,897	16,602
Rental Related Services	10,307	8,922
Other	13,550	12,357
Total Direct Costs of Rental Operations	41,754	37,881
Costs of Sales	7,168	11,834
Total Costs of Revenues	48,922	49,715
Gross Profit	38,550	38,998
Selling and Administrative Expenses	23,411	21,638
Income from Operations	15,139	17,360
Interest Expense	2,203	2,203
Income Before Provision for Income Taxes	12,936	15,157
Provision for Income Taxes	5,065	5,942
Net Income	$ 7,871	$ 9,215

Earnings Per Share:
Basic	$ 0.31	$ 0.37
Diluted	$ 0.30	$ 0.36
Shares Used in Per Share Calculation:
Basic	25,789	25,003
Diluted	26,230	25,435

Cash Dividends Declared Per Share	$ 0.245	$ 0.240

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(in thousands)	2014	2013

ASSETS
Cash	$ 1,211	$ 1,630
Accounts Receivable, net of allowance for doubtful accounts of $2,022 in 2014 and $2,007 in 2013	83,071	87,650

Rental Equipment, at cost:
Relocatable Modular Buildings	607,616	592,391
Electronic Test Equipment	263,545	267,772
Liquid and Solid Containment Tanks and Boxes	288,641	284,005
	1,159,802	1,144,168
Less Accumulated Depreciation	(383,927)	(377,158)
Rental Equipment, net	775,875	767,010

Property, Plant and Equipment, net	106,169	105,187
Prepaid Expenses and Other Assets	17,131	19,718
Intangible Assets, net	10,456	10,662
Goodwill	27,700	27,700
Total Assets	$1,021,613	$1,019,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes Payable	$ 288,081	$ 290,003
Accounts Payable and Accrued Liabilities	64,963	63,318
Deferred Income	21,688	24,003
Deferred Income Taxes, net	245,318	241,203
Total Liabilities	620,050	618,527

Shareholders' Equity:
Common Stock, no par value --
Authorized - 40,000 shares
Issued and Outstanding – 25,873 shares in 2014 and 25,757 shares in 2013	102,050	103,023
Retained Earnings	299,516	298,038
Accumulated Other Comprehensive Loss	(3)	(31)
Total Shareholders' Equity	401,563	401,030
Total Liabilities and Shareholders' Equity	$1,021,613	$1,019,557

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 7,871	$ 9,215
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	19,932	18,808
Provision for Doubtful Accounts	456	696
Non-Cash Stock-Based Compensation	955	1,126
Gain on Sale of Used Rental Equipment	(2,500)	(3,334)
Change In:
Accounts Receivable	4,123	4,534
Prepaid Expenses and Other Assets	2,587	5,528
Accounts Payable and Accrued Liabilities	2,828	7,872
Deferred Income	(2,315)	(6,282)
Deferred Income Taxes	4,115	3,457
Net Cash Provided by Operating Activities	38,052	41,620

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(31,759)	(25,151)
Purchase of Property, Plant and Equipment	(2,812)	(1,553)
Proceeds from Sale of Used Rental Equipment	6,430	6,805
Net Cash Used in Investing Activities	(28,141)	(19,899)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments Under Bank Lines of Credit	(41,922)	(20,749)
Borrowing Under Private Placement	40,000	—
Proceeds from the Exercise of Stock Options	76	3,964
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	508	715
Payment of Dividends	(6,489)	(6,060)
Taxes Paid Related to Net Share Settlement of Stock Awards	(2,512)	(742)
Net Cash Used in Financing Activities	(10,339)	(22,872)
Effect of Exchange Rate Changes on Cash	9	—
Net Decrease in Cash	(419)	(1,151)
Cash Balance, beginning of period	1,630	1,612
Cash Balance, end of period	$ 1,211	$ 461

Interest Paid, during the period	$ 1,157	$ 1,276
Net Income Taxes Paid, during the period	$ 339	$ 1,519
Dividends Accrued During the Period, not yet paid	$ 6,387	$ 6,133
Rental Equipment Acquisitions, not yet paid	$ 7,464	$ 6,660

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended March 31, 2014

(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 21,533	$ 23,760	$ 17,137	$ —	$ 62,430
Rental Related Services	7,317	722	5,473	—	13,512
Rental Operations	28,850	24,482	22,610	—	75,942
Sales	4,672	4,735	526	1,105	11,308
Other	118	336	38	—	492
Total Revenues	33,640	29,553	23,174	1,105	87,472

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,831	10,391	3,675	—	17,897
Rental Related Services	5,335	628	4,344	—	10,307
Other	8,473	2,810	2,267	—	13,550
Total Direct Costs of Rental Operations	17,639	13,829	10,286	—	41,754
Costs of Sales	3,297	2,737	448	686	7,168
Total Costs of Revenues	20,936	16,566	10,734	686	48,922

Gross Profit
Rental	9,229	10,559	11,195	—	30,983
Rental Related Services	1,982	94	1,129	—	3,205
Rental Operations	11,211	10,653	12,324	—	34,188
Sales	1,375	1,998	78	419	3,870
Other	118	336	38	—	492
Total Gross Profit	12,704	12,987	12,440	419	38,550
Selling and Administrative Expenses	9,740	6,037	6,896	738	23,411
Income (Loss) from Operations	$ 2,964	$ 6,950	$ 5,544	$ (319)	15,139
Interest Expense					2,203
Provision for Income taxes					5,065
Net Income					$ 7,871

Other Information
Average Rental Equipment [1]	$ 570,371	$ 266,926	$ 280,483
Average Monthly Total Yield [2]	1.26%	2.97%	2.04%
Average Utilization [3]	69.9%	56.8%	61.0%
Average Monthly Rental Rate [4]	1.80%	5.22%	3.34%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended March 31, 2013

(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 19,329	$ 24,841	$ 16,431	$ —	$ 60,601
Rental Related Services	5,914	666	4,265	—	10,845
Rental Operations	25,243	25,507	20,696	—	71,446
Sales	3,644	6,842	86	6,193	16,765
Other	104	365	33	—	502
Total Revenues	28,991	32,714	20,815	6,193	88,713

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,518	9,816	3,268	—	16,602
Rental Related Services	4,745	624	3,553	—	8,922
Other	6,367	3,225	2,765	—	12,357
Total Direct Costs of Rental Operations	14,630	13,665	9,586	—	37,881
Costs of Sales	2,699	3,455	86	5,594	11,834
Total Costs of Revenues	17,329	17,120	9,672	5,594	49,715

Gross Profit
Rental	9,444	11,800	10,398	—	31,642
Rental Related Services	1,169	42	712	—	1,923
Rental Operations	10,613	11,842	11,110	—	33,565
Sales	945	3,387	—	599	4,931
Other	104	365	33	—	502
Total Gross Profit	11,662	15,594	11,143	599	38,998
Selling and Administrative Expenses	8,800	6,094	5,992	752	21,638
Income (Loss) from Operations	$ 2,862	$ 9,500	$ 5,151	$ (153)	17,360
Interest Expense					2,203
Provision for Income taxes					5,942
Net Income					$ 9,215

Other Information
Average Rental Equipment [1]	$ 535,139	$ 266,054	$252,194
Average Monthly Total Yield [2]	1.20%	3.11%	2.18%
Average Utilization [3]	66.4%	63.8%	64.7%
Average Monthly Rental Rate [4]	1.81%	4.88%	3.37%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA" which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013
Net Income	$ 7,871	$ 9,215	42,053	44,081
Provision for Income Taxes	5,065	5,942	27,100	27,642
Interest	2,203	2,203	8,687	9,179
Income from Operations	15,139	17,360	77,840	80,902
Depreciation and Amortization	19,932	18,808	77,973	73,768
Non-Cash Share-Based Compensation	955	1,126	3,509	3,972
Adjusted EBITDA [1]	$ 36,026	$ 37,294	$ 159,322	$ 158,642

Adjusted EBITDA Margin [2]	41%	42%	42%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013
Adjusted EBITDA [1]	$ 36,026	$ 37,294	$ 159,322	$ 158,642
Interest Paid	(1,157)	(1,276)	(8,695)	(9,312)
Net Income Taxes Paid	(339)	(1,519)	(9,894)	(6,162)
Gain on Sale of Rental Equipment	(2,500)	(3,334)	(12,257)	(12,650)
Change in Certain Assets and Liabilities:
Accounts Receivable, net	4,579	4,534	3,955	(3,586)
Prepaid Expenses and Other Assets	2,587	5,528	(3,152)	7,346
Accounts Payable and Other Liabilities	1,171	6,675	(251)	4,656
Deferred Income	(2,315)	(6,282)	1,046	(6,414)
Net Cash Provided by Operating Activities	$ 38,052	$ 41,620	$ 130,074	$ 132,520

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200